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                                                                EXHIBIT 10(i)(2)

                       AMENDMENT TO 1ST SOURCE CORPORATION
                             1992 STOCK OPTION PLAN

Section 5.4 of 1st Source's 1992 Stock Option Plan is amended in its entirety to read as follows:

5.       Terms and Conditions of Options

         5.4 Payment for shares purchased pursuant to exercise of an option shall be made either in cash or by check, or by delivery in exchange for such option shares Company shares with a fair market value on the date of exercise equal to the option price, or a combination of both. If Company shares are used, an optionee may tender only shares without legend that such optionee has owned for six months or longer prior to the exercise date of the option; provided, however, that as to options issued before this amendment this provision shall bind only option holders who consent to it. Fair market value for the purpose of this Paragraph 5.4 shall have the same meaning as provided in Paragraph 5.1. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until such optionee has given written notice of exercise of such option and paid in full for such shares. The maximum number of shares that may be withheld by the Company from option shares at the time of an option exercise shall not exceed the number of shares necessary to meet the optionee's required tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the optionee's supplemental taxable income generated by the exercise.